UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2006, Green Mountain Coffee Roasters, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Agreement") by and among the Company, Karma Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), Keurig, Incorporated, a Delaware corporation ("Keurig"), and a representative of the security holders of Keurig, pursuant to which Merger Sub will be merged with and into Keurig (the "Merger"). The Company currently owns 35% of Keurig on a fully diluted basis. After the completion of the Merger, Keurig will become a wholly owned subsidiary of the Company. The merger is subject to customary closing conditions, including expiration of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and is expected to close on or about June 15, 2006.

Under the terms of the Agreement, the Company will pay to existing shareholders of Keurig (other than the Company and its affiliates) total consideration of approximately $104.2 million. Total consideration is subject to a working-capital adjustment to be calculated within 60 days of closing. The Agreement contains customary representations and warranties given by the parties and customary covenants. Under the terms of the Agreement, $20.0 million of the $104.3 million purchase price will be placed into escrow at the closing and will be available to satisfy any indemnification claims by the Company under the Agreement for a period of up to 12 months.

In connection with the proposed Merger, on May 2, 2006 the Company and Keurig entered into an employment agreement with Nicholas Lazaris, current President and Chief Executive Officer of Keurig, to provide for the continued services of Mr. Lazaris upon completion of the Merger. The employment agreement is expected to take effect upon the consummation of the Merger and has a term of four years. Under the terms of the employment agreement, Mr. Lazaris will receive a base annual salary of $300,000 and an annual bonus, targeted at 60% of base salary, to be determined by the Company's Board of Directors based on the performance of the Keurig. Mr. Lazaris will also receive, upon the consummation of the Merger, an inducement stock option award entitling Mr. Lazaris to purchase 50,000 shares of the Company's common stock at the market value on the date of grant, such option to vest at a rate of 25% on each of the first four anniversaries of the date of grant. Mr. Lazaris will be eligible to participate in the Company's equity incentive and bonus plans. If Mr. Lazaris' employment is terminated other than for cause at any time after the expiration of two years following the date of the Merger, then Mr. Lazaris will receive severance benefits equal to one year of his base salary.

Item 7.01 Regulation FD Disclosure.

The Company intends to finance the cash consideration paid in the Merger through a new $125 million five-year senior revolving credit facility with Bank of America, N.A. The Company also expects to utilize this facility to finance the Company's transaction expenses in connection with the Merger and to refinance the Company's existing outstanding indebtedness.

A copy of press release announcing the transaction is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Company dated May 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:_/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: May 2, 2006

Exhibits

99.1 Press Release of the Company dated May 2, 2006.